Exhibit 12
                                                                 ----------
                               CONRAIL INC.
                               -----------
           COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
         --------------------------------------------------------
[CAPTION]
                              ($ In Millions)




                             Quarters Ended  Quarters Ended   Quarters Ended   Quarters Ended        Years Ended
                               March 31,       June 30,        September 30,    December 31,         December 31,
                             --------------  --------------   --------------   --------------     -----------------
                              1996     1995   1996     1995    1996     1995    1996     1995(1)   1996 1995   1994
                             -----    -----  -----    -----   -----    -----   -----    -----     ----- ----- -----
Earnings
--------
  Pre-tax income (loss)       $ 50    $ 91    $38     $165     $216    $188    $227     $(52)     $531  $392   $532
    Add:
      Interest expense          47      48     46       50       44      49      45       47       182   194    192
      Rental expense
       interest factor          14      14     14       16       12      12      11       11        51    53     42
    Less equity in
     undistributed
     earnings of 20-50%
     owned companies            (4)     (5)    (4)      (5)      (5)     (4)     (8)      (6)      (21)  (20)   (17)
                              ----    ----    ----    ----     ----    ----    ----     ----      ----  ----   ----
Earnings available for
 fixed charges                $107    $148    $94     $226     $267    $245    $275     $ -       $743  $619   $749
                              ====    ====   ====     ====     ====    ====    ====     ====      ====  ====   ====

Fixed Charges
-------------
  Interest expense              47      48     46       50       44      49     45        47       182   194    192
  Rental expense interest
   factor                       14      14     14       16       12      12     11        11        51    53     42
  Capitalized interest                                                                                            1
                              ----    ----   ----     ----     ----    ----   ----      ----      ----  ----   ----
Fixed charges                 $ 61    $ 62    $60     $ 66     $ 56    $ 61   $ 56      $ 58      $233  $247   $235
                              ====    ====   ====     ====     ====    ====   ====      ====      ====  ====   ====
Ratio of earnings to
 fixed charges                1.75x   2.39x   1.57x   3.42x    4.77x   4.02x  4.91x       -       3.19x 2.51x  3.19x
                              ====    ====    ====    ====     ====    ====   ====      ====      ====  ====   ====

Note:  For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

(1)    In the fourth quarter of 1995, the Company recorded an asset disposition charge of $176 million (after tax benefits of $109 million).  After this charge, earnings were insufficient by $58 million to cover fixed charges for the quarter.

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